Exhibit 99.1

NEWS

RELEASE

Contact:	Scott A. McCurdy
Vice President and CFO
Geokinetics Inc.
(281) 398-9503
(281) 398-9996 FAX

FOR IMMEDIATE RELEASE

GEOKINETICS INC. ANNOUNCES APPOINTMENT OF
NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

HOUSTON, TEXAS August 16, 2007 - Geokinetics Inc. (AMEX: GOK) announced today that it has promoted Richard F. Miles, Vice President and Chief Operating Officer, to the positions of President and Chief Executive Officer. Mr. Miles replaces David A. Johnson, who resigned to pursue opportunities outside the seismic services industry.

William R. Ziegler, Chairman of the Company, stated, “We wish Dave Johnson continued success in his next endeavors. Dave was instrumental in completing two acquisitions which transformed Geokinetics from a small, domestic seismic services business, to the fourth-largest provider of land, transition zone and shallow water seismic surveying in the world. We are grateful for Dave’s accomplishments and wish him the best.”

Mr. Ziegler continued:  “We are particularly fortunate to have someone of the caliber of Dick Miles to promote to the positions of President and Chief Executive Officer. Dick has been in charge of all international operations at Geokinetics since our acquisition of Grant Geophysical, Inc. in September 2006, and most recently he was the President and Chief Executive Officer of Grant Geophysical since January 2001. Dick was a director of Kelman Technologies, Inc. from 2003 until September 2006. Dick served as Chief Executive Officer and a Director of GeoScience Corporation, the Chairman of CogniSeis, Syntron and Symtronix from 1990 until 2000. Prior to that he held numerous positions with Halliburton and Geophysical Services. Dick has over 40 years experience in the seismic acquisition and processing industry and we think he is uniquely qualified to continue the process of growing Geokinetics’ seismic services businesses.”

Mr. Miles stated:  “I am honored that the Board of Directors has the confidence and trust in me to ask me to succeed Dave Johnson. Dave’s accomplishments at Geokinetics during the past years have been substantial. I am confident that Geokinetics is on the right track and that we can continue to increase revenues, improve profitability and create shareholder value in the years ahead. Our employees have been instrumental in the process of integrating our recent acquisitions and the building of our backlog, and we will continue to provide them with the tools necessary to build Geokinetics into a world class, profitable seismic acquisition and processing Company. We will continue to focus on our core seismic acquisition businesses, both domestically and in selected international markets, while making the return of our processing business to profitability a priority.

About Geokinetics Inc.

Geokinetics Inc., based in Houston, Texas is a leading global provider of seismic acquisition and high-end seismic data processing services to the oil and gas industry. Geokinetics has strong operating presence in North America and is focused on key markets internationally. Geokinetics operates in some of the most challenging locations in the world from Arctic to mountainous jungles to transition zone environments. More information about Geokinetics is available at www.Geokinetics.com.

GEOKINETICS INC. (AMEX: GOK)

One Riverway, Suite 2100, Houston, Texas  77056  (713) 850-7600  (713) 850-7330 FAX